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                                                                    EXHIBIT 11.1

                            LASER POWER CORPORATION

                  STATEMENT RE: COMPUTATION OF PER SHARE DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                              FISCAL YEARS ENDED AUGUST 31,
                                                           ------------------------------------
                                                             1995          1996           1997
                                                           --------      --------        ------

Net income (loss)                                          $(2,269)      $(1,231)        $  754
                                                           =======       =======         ======
Average common shares outstanding                            2,994         3,000          3,654

Net effect of dilutive common share equivalents
based on the treasury stock method                              --            --            439

Adjustments to reflect requirements of the
Securities and Exchange Commission (Effect
of SAB 83)                                                     331           331            248

Effect of assumed conversion of preferred stock
from date of issuance                                          531           980            802
                                                           -------       -------         ------
Shares used in pro forma per share computations              3,856         4,311          5,143
                                                           =======       =======         ======
Net income (loss) per share                                $ (0.59)      $ (0.29)        $ 0.15
                                                           =======       =======         ======
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